EXHIBIT 99.1

Tautachrome (OTC: TTCM) Announces Immersive 360-degree Video Realms with Upcoming Subscriptions for Content Creators

ORO VALLEY, AZ – November 29, 2021 (GlobeNewswire) Tautachrome (OTC: TTCM) today announced the release of ARknet App Version 1.9.13, adding the ability to post immersive, 360-degree video Realms, and upcoming subscriptions abilities enabling content creator revenues.

Content creators and influencers are always in need of ever greater sophistication to amplify the effect of their postings. This release of immersive, 360-degree video Realms in the ARknet App significantly increases the sophistication of the content that creators and influencers can post.

This release allows an influencer to post any 360-degree video in an immersive AR format. In this immersive format users hold up their phone in the App’s AR mode where they then see the post as an arched doorway, or portal, which they can walk through. Upon walking through the portal, they find themselves in the influencer’s Realm, able to look around with their phone and view the 360-degree video as if they were standing in the Realm. Our new video streaming technology makes this possible and allows for the creation of incredibly unique content.

We believe this unique feature will gain viral attention on other popular social platforms allowing us to partner with influencers on these other platforms to introduce their followership to ARknet.

Tautachrome CEO Dr. Jon N. Leonard commented, “Having done the hard work of building the ARknet platform, we can more easily layer in things like our immersive 360-degree streaming video feature. Watch also for live 360 video, which we plan to introduce in the future.”

David LaMountain, Tautachrome’s COO said today, “There has been three years of non-stop work to get us to the point we are at today. The time is now for Tautachrome and ARknet liftoff.”

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Follow us on Twitter (https://twitter.com/Tautachrome) to learn why this step forward in ARknet 1.9.13 is an important prelude to subscription capabilities. With these upcoming subscription capabilities, which will be by invitation, content creators will be able to generate revenue when they create subscription-based access to 360-degree video streaming and other streaming content.

Download ARknet for Android
https://play.google.com/store/apps/details?id=com.honeycombarchive.arknet

Download ARknet for iOS
https://apps.apple.com/us/app/arknet/id1466870072

About Tautachrome, Inc: Tautachrome, Inc. (OTC:TTCM) is an emerging growth company in the Internet applications space. The company has licenses, patents, and patents pending in augmented reality, smartphone image authentication, and imagery-based social networking. The company is leveraging these technologies to develop privacy and security-based applications for global business and personal use.

Tautachrome, Inc. posts important information and updates through tweets from the official Company twitter page https://twitter.com/Tautachrome

Forward-Looking Statements: Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, risks of raising money sufficient to achieve the Company’s objectives, risks of managing growth, governmental regulatory risks, technology development risks, schedule slippage risks, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome’s reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.

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